SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   -----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)(1)

                                   USEC, Inc.
             -------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)

                                    90333E108
             -------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            |X|  Rule 13d-1(b)
            |_|  Rule 13d-1(c)
            |_|  Rule 13d-1(d)

--------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                          ------------------
CUSIP No. 90333E108                    13G                    Page 2 of 11 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          President and Fellows of Harvard College
--------------------------------------------------------------------------------
                                                              (a)            |X|
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (b)            |_|
--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

              Massachusetts
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF              8,575,300 shares
      SHARES        ------------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY                   ----
       EACH         ------------------------------------------------------------
     REPORTING       7.   SOLE DISPOSITIVE POWER
      PERSON                8,575,300 shares
       WITH         ------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                                ----
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    8,575,300 shares
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                |_|
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    9.5%
--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*
                    EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No. 90333E108                    13G                    Page 3 of 11 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Harvard Master Trust
--------------------------------------------------------------------------------
                                                              (a)            |X|
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (b)            |_|
--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

              Massachusetts
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF              139,700 shares
      SHARES        ------------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY                   ----
       EACH         ------------------------------------------------------------
     REPORTING       7.   SOLE DISPOSITIVE POWER
      PERSON               139,700 shares
       WITH         ------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                                ----
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    139,700 shares
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                |_|
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    0.2%
--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*
                    EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No. 90333E108                    13G                    Page 4 of 11 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Stevens Trust
--------------------------------------------------------------------------------
                                                              (a)            |_|
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (b)            |_|
--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

              Massachusetts
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF              0 shares
      SHARES        ------------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY                   ----
       EACH         ------------------------------------------------------------
     REPORTING       7.   SOLE DISPOSITIVE POWER
      PERSON                0 shares
       WITH         ------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                                ----
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    0 shares
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                |_|
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    0.0%
--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*
                    EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No. 90333E108                    13G                    Page 5 of 11 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Nancy Stevens Trust
--------------------------------------------------------------------------------
                                                              (a)            |_|
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
  2.                                                          (b)            |_|
--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

              Massachusetts
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF              0 shares
      SHARES        ------------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY                   ----
       EACH         ------------------------------------------------------------
     REPORTING       7.   SOLE DISPOSITIVE POWER
      PERSON                0 shares
       WITH         ------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                                ----
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    0 shares
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                |_|
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    0.0%
--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*
                    EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No. 90333E108                    13G                    Page 6 of 11 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Harvard College Trust
--------------------------------------------------------------------------------
                                                              (a)            |_|
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (b)            |_|
--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

              Massachusetts
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF              0 shares
      SHARES        ------------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY                   ----
       EACH         ------------------------------------------------------------
     REPORTING       7.   SOLE DISPOSITIVE POWER
      PERSON                0 shares
       WITH         ------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                                ----
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    0 shares
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                |_|
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    0.0%
--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*
                    EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

Item 1(a) Name of Issuer:
                      USEC, Inc.

     1(b) Address of Issuer's Principal Executive Offices:
                      2 Democracy Center
                      6903 Rockledge Drive
                      Bethesda, MD 20817

Item 2(a) Name of Person Filing:
                (i)   President and Fellows of Harvard College ("P&F")
                (ii)  Harvard Master Trust  ("HMT")
                (iii) John Stevens Trust ("JST")
                (iv)  Nancy Stevens Trust ("NST")
                (v)   Harvard College Trust ("HCT")

     2(b) Address of Principal Business Office or, if none, Residence:
                (i)   P&F:  c/o Harvard Management Company, Inc.
                                600 Atlantic Avenue
                                Boston, MA  02210

                (ii)  HMT:      1350 Massachusetts Avenue
                                Holyoke Center, Room 340
                                Cambridge, MA  02138

                (iii) JST:  c/o Harvard Management Company, Inc.
                                600 Atlantic Avenue
                                Boston, MA  02210

                (iv)  NST:  c/o Harvard Management Company, Inc.
                                600 Atlantic Avenue
                                Boston, MA  02210

                (v)   HCT:  c/o Harvard Management Company, Inc.
                                600 Atlantic Avenue
                                Boston, MA  02210

     2(c) Citizenship:
                (i)   P&F:      Massachusetts
                (ii)  HMT:      Massachusetts
                (iii) JST:      Massachusetts
                (iv)  NST:      Massachusetts
                (v)   HCT:      Massachusetts


                               Page 7 of 11 Pages

     2(d) Title of Class of Securities:
                 Common Stock

     2(e) CUSIP Number:
                 90333E108

Item 3 The entities filing are a Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4    Ownership:

     4(a) Amount beneficially owned:
            (i)   P&F:  8,575,300 shares
            (ii)  HMT:  139,700 shares
            (iii) JST:  0 shares
            (iv)  NST:  0 shares
            (v)   HCT:  0 shares

     4(b) Percent of Class:
            (i)   P&F:  9.5%
            (ii)  HMT:  0.2%
            (iii) JST:  0.0%
            (iv)  NST:  0.0%
            (v)   HCT:  0.0%

     4(c) Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:
                  (i)   P&F:  8,575,300 shares
                  (ii)  HMT:  139,700 shares
                  (iii) JST:  0 shares
                  (iv)  NST:  0 shares
                  (v)   HCT:  0 shares

          (ii)  shared power to vote or to direct the vote:
                     ---------

          (iii) sole power to dispose or to direct the disposition of:
                  (i)   P&F:  8,575,300 shares
                  (ii)  HMT:  139,700 shares
                  (iii) JST:  0 shares
                  (iv)  NST:  0 shares
                  (v)   HCT:  0 shares


                               Page 8 of 11 Pages

          (iv)  shared power to dispose or to direct the disposition of:
                     --------

Item 5    Ownership of Five Percent or Less of a Class:
               This statement is filed to report the fact that as of date hereof JST, NST and HCT have ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6    Ownership of More than Five Percent on Behalf of Another Person:
               Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
               Not Applicable.

Item 8    Identification and Classification of Members of the Group:
               See Exhibit A.

Item 9    Notice of Dissolution of Group:
               Not Applicable.

Item 10   Certification:

          By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 9 of 11 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                    PRESIDENT AND FELLOWS OF
                                    HARVARD COLLEGE


                                    By: /s/ Michael S. Pradko
                                        ----------------------------------
                                        Name:  Michael S. Pradko
                                        Title: Authorized Signatory


                                    HARVARD MASTER TRUST


                                    By: /s/ Michael S. Pradko
                                        ----------------------------------
                                        Name:  Michael S. Pradko
                                        Title: Authorized Signatory


                                    JOHN STEVENS TRUST


                                    By: /s/ Michael S. Pradko
                                        ----------------------------------
                                        Name:  Michael S. Pradko
                                        Title: Authorized Signatory


                                    NANCY STEVENS TRUST


                                    By: /s/ Michael S. Pradko
                                        ----------------------------------
                                        Name:  Michael S. Pradko
                                        Title: Authorized Signatory


                                    HARVARD COLLEGE TRUST


                                    By: /s/ Michael S. Pradko
                                        ----------------------------------
                                        Name:  Michael S. Pradko
                                        Title: Authorized Signatory

February 7, 2000


                               Page 10 of 11 Pages

                                  Exhibit A

     Members of Group                              Item 3 Classification
     ----------------                              ---------------------

(1)  President and Fellows of Harvard College                EP

(2)  Harvard Master Trust                                    EP

(3)  John Stevens Trust                                      EP

(4)  Nancy Stevens Trust                                     EP

(5)  Harvard College Trust                                   EP


                                  Page 11 of 11 Pages